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                                  [LETTERHEAD]

                                                              September 16, 1996

Furon Company
29982 Ivey Glenn Drive
Laguna Niguel, CA 92677

Attention:  J. Michael Hagan
          Chairman and CEO

Ladies and Gentlemen:

     In connection with your consideration of a possible transaction with Medex, Inc. (the "Company") regarding your possible purchase of the Company by way of merger, a sale of assets or stock, or otherwise, you have requested information concerning the Company.

     As a condition to your being furnished with such information, you agree (and agree to cause your affiliates and associates) to treat any information concerning the Company which is furnished to you by or on behalf of the Company, whether furnished before or after the date of this letter and regardless of the manner in which it is furnished, together with analyses, compilations, studies or other documents or records prepared by you or any of your directors, officers, employees, agents or advisors (including without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of your advisers) (collectively, "Representatives") to the extent that such analysis, compilations, studies, documents or records contain or otherwise reflect or are generated from such information (hereafter collectively referred to as the "Evaluation Material"), in accordance with the provisions of this agreement. The term "Evaluation Material" does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was or becomes available to you on a non-confidential basis from a source other than the Company or its advisors provided that such source is not known to you to be bound by a confidentiality agreement with the Company, or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation or (iii) was within your possession prior to its being furnished to you by or on behalf of the Company, provided that the source of such information was not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation.

     You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, and that such information will be kept confidential by you and your Representatives; provided, however, that (a) any of such information may be disclosed to your Representatives who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such Representatives shall have been advised of this agreement and shall have agreed to be bound by the provisions hereof), and (b) any disclosure of such information may be made to which the Company consents in writing. In any event, you shall responsible for any breach of this agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

     You further agree that the Evaluation Material which is in written form shall not be copied or reproduced at any time without the prior written consent of the Company.

     In addition, both you and the Company agree that, without the prior written consent of the other, each will not, and will direct its Representatives not, disclose to any person (i) that the Evaluation Material has been made available to you or your Representatives, (ii) that discussions or negotiations are taking place concerning a possible transaction between the Company and you or (iii) any terms, conditions or other facts with respect to any such possible transaction, including the status thereof.
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     In the event that you are requested or required (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar processes) to disclose any Evaluation Material, it is agreed that you will provide the Company with prompt notice of any such request or requirement (written if practical) so that the Company may seek an appropriate protective order or waive your compliance with the provisions of this agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, you are, in the opinion of your counsel, compelled to disclose Evaluation Material, you may disclose that portion of the Evaluation Material, which the Company's counsel advises that you are compelled to disclose and you will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Evaluation Material which is being disclosed. In any event, you will not oppose any action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

     You agree not to solicit for employment any of the current employees of the Company so long as they are employed by the Company or solicit any customers, clients, or accounts of the Company during the period in which there are discussions conducted pursuant hereto, and, in the case of the Company's employees, for a period of one year thereafter, without the prior written consent of the Company. It is understood that Smith Barney Inc. ("Smith Barney"), in its capacity as investment advisor to the Company, will arrange for appropriate contacts for due diligence purposes. All (i) communications regarding this transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed to Smith Barney or to such other person or entity as the Company may designate in writing for such purposes during the period in which there are discussions conducted pursuant herein.

     You understand and acknowledge that any and all information contained in the Evaluation Material is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, on the part of the Company or Smith Barney. You agree that none of the Company, Smith Barney or any of their respective affiliates or representatives shall have any liability to you or any of your Representatives with respect thereto. It is understood that the scope of any representations and warranties to be given by the Company will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions between you and the Company progress to such a point.

     You agree that, for a period of one year from the date of this agreement, unless you shall have been specifically invited in writing by the Company, neither you nor any of your Representatives or affiliates or associates (as such terms are defined under the Securities Exchange Act of 1934, as amended the "1934 Act"), such terms in have such meanings throughout this agreement will, in any manner, whether publicly or otherwise, directly or indirectly, or in any way assist, finance, influence or encourage any other person or entity, whether publicly or otherwise, directly or indirectly to, initiate, make, effect, cause or seek, offer or propose to initiate, make, effect, cause or seek, or participate in or take a position with respect to (i) any acquisition of any securities or assets of the Company or any of its affiliates or beneficial ownership (as defined in Rule 13d-3 under the 1934 Act) thereof; (ii) any tender or exchange offer, merger, or other business combination involving the Company or any of its affiliates; (iii) any sale of assets, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its affiliates; (iv) any submission to or proposal for a vote of stockholders, of the Company or any of its affiliates, including, without limitation, a proposal within the meaning of Rule 14a-3 under the 1934 Act; (v) any "solicitation" of "proxies" within the meaning of Rule 14a-1(1) under the 1934 Act, or any action that would, but for Rule 14a-2(b) under the 1934 Act, be deemed a "solicitation" of "proxies" with respect to any securities of the Company or its affiliates, or with respect to any issue that is the subject of such a proxy solicitation; (vi) any comment or proposal with respect to any nomination or election of directors or other matter or transaction involving the Company or any of its affiliates or any grant of any proxy with respect to securities of the Company to any person not designated by the Company; (vii) any formation of a "group", within the meaning of Section 13(d)(3) or Section 14(d)(2) of, or Rule 13d-5 under, the 1934 Act, with respect to securities of the Company or its affiliates; (viii) any action which would at any time require the Company or any of its affiliates to make a public announcement regarding any of the foregoing; (ix) any disclosure of any
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intention, plan or arrangement inconsistent with any of the foregoing; or (x)
any discussions, arrangements, understandings, agreements or proposals with any person or entity with respect to any of the foregoing. You also agree during such period not to request the Company (or its directors, officers, employees or agents) directly or indirectly to amend or waive any provision of this paragraph (including this sentence).

     Notwithstanding the previous paragraph, if at any time (a)(i) the Board of Directors of the Company approves a transaction with any person (other than the Company or any employee benefit plans of the Company), or (ii) any person or group announces or commences a tender or exchange offer to acquire equity securities of the Company and (b) such offer or transaction would, if successfully completed, result in such person or group beneficially owning more than 50% of the outstanding equity securities or assets of the Company, then you shall be permitted to seek or offer to negotiate with or make a proposal to the Board of Directors of the Company on a confidential, non-public basis to acquire more than 50% of the outstanding equity securities or assets of the Company, provided that your offer is at a price and on terms that are financially superior to the price and terms of the person's or group's proposed transaction or offer and contains no conditions to closing substantially different from those contained in the transaction approved by the Board or offer proposed by such person or group.

     Each of us hereby acknowledge that it is aware and that it will advise its Representatives that the federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     All Evaluation Material disclosed by the Company shall be and shall remain the property of the Company. In the event that the parties do not proceed with the transaction which is the subject of this letter within a reasonable time or within five days after being so requested by the Company, you shall return or destroy all documents constituting Evaluation Material furnished to you by the Company. Except to the extent a party is advised in writing by counsel such destruction is prohibited by law, you will also destroy all written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever prepared by you or your Representatives based upon, containing or otherwise reflecting any Evaluation Material. Any destruction of materials shall be verified by you in writing and signed by one of your officers. Any Evaluation Material that is not returned or destroyed, including without limitation, any oral Evaluation Material shall remain subject to the confidentiality obligations set forth in this agreement.

     You agree that unless and until a definitive agreement regarding a transaction between the Company and you has been executed, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company and you receive the right, in its sole discretion, to reject any and all proposals made by the other or any of its Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations at any time.

     It is understood and agreed that money damages would not be a sufficient remedy for any breach of this agreement and that the Company and you shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach by the other. Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement but shall be in addition to all other remedies available at law or equity.

     In the event of litigation relating to this agreement, the unsuccessful party determined by a court of competent jurisdiction in a final, non-appealable order shall be liable and pay to the prevailing party the reasonable legal fees such prevailing party has incurred in connection with such litigation, including any appeal therefrom.

     This agreement is for the benefit of each of the parties, its successors, and Smith Barney and shall be governed and construed in accordance with the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. All obligations under this agreement shall expire three years from the date hereof, except as otherwise explicitly stated above. You and the
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Company also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Ohio and of the United States of America located in the City of Columbus, Ohio for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and you and the Company agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the principal business address shall be effective service of process for any action, suit or proceeding brought against it in any such court. You and the Company hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding contemplated hereby in the courts of the State of Ohio or the United States of America located in the City of Columbus, Ohio, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. In case any provision of this agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the agreement shall not in any way be affected or impaired thereby.

     This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

                                          Very truly yours,
                                          Smith Barney Inc. on
                                          behalf of Medex, Inc.

                                          By:
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                                          Confirmed and Agreed
                                          Furon Company

                                          By:
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                                          Its: General Counsel
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